Exhibit 14

CEO Message

Our purpose is to help communities prosper, one dream at a time. We make a difference in the lives of our clients and each other by living up to our core values of Integrity, Accountability, Resilience, and Teamwork.

Our Code of Ethics and Business Conduct provides important guidance for how we conduct business on a daily basis. The policies in our Code apply to all employees and directors of Shore Bancshares, Inc. and its subsidiaries. Please read the Code carefully and make sure you understand its principles.

Our ability to continue to grow and build on our success requires that we conduct ourselves with the highest degree of integrity and professionalism. Our colleagues, our clients and our communities expect and deserve nothing less. If you see something inconsistent with our values and our Code, we want you to speak up.

Thank you for your commitment to our purpose, for being part of Shore United, and for living our purpose and values each and every day.

Sincerely,

James M. Burke
President and Chief Executive Officer

Our Code and Your Responsibilities

Our Code

Our Code of Ethics and Business Conduct sets forth principles and concepts that govern the actions of all persons affiliated with Shore Bancshares, Inc. and its subsidiaries (collectively, “Shore United”). It is not a replacement for policies and procedures that address the specifics of our business or that may impose stricter or more detailed requirements. The Code is intended to be read in conjunction with these documents. We are responsible for being familiar and complying with all of Shore United’s policies and procedures. You can find many of our policies on Shore Connect.

Our Code is designed to promote:

•honest and ethical conduct;

•full, fair, accurate, timely and understandable disclosure in the reports and documents we file and in the public communications we make; and

•compliance with applicable laws, rules and regulations.

No code of conduct can cover every potential situation. It is your responsibility to apply the principles set forth in this Code in a responsible fashion and with the exercise of good business judgment and common sense. If you have questions regarding the Code or what to do in a particular situation, speak with your manager or seek guidance from any of the resources identified in this Code. When in doubt – ask.

To Whom the Code Applies

Our Code of Ethics and Business Conduct provides the ethical guidelines and expectations for all officers, employees, contractors and members of Shore United’s Board of Directors, and extends to all Shore United subsidiaries.

Our vendors, service providers, consultants and other representatives are expected to adhere to the spirit of the Code when working on behalf of Shore United.

Our Responsibilities

Each of us has an obligation to:

•Comply with this Code, which requires honest and ethical conduct, prohibits violation of laws and regulations applicable to our businesses, and requires compliance with all Shore United policies;

•Be familiar with laws and Shore United policies applicable to our job and communicate them effectively to team members;

•Ask questions if a policy or the action to take in a specific situation is unclear;

•Be alert to indications and/or evidence of possible wrongdoing; and

•Report violations and suspected violations of this Code to the appropriate person as described in “Asking Questions and Raising Concerns” below and elsewhere in this Code.

Managers have a responsibility to model the highest ethical standards and create a work environment that values ethical conduct and integrity. Managers also have a particular responsibility to notice and question incidents, circumstances and behaviors that point to a reasonable possibility that a violation of this Code has occurred. A manager’s failure to follow up on reasonable questions is, in itself, a violation of Shore United policy.

Each of us is required to acknowledge and complete training on this Code upon hire. In addition, we are required to acknowledge this Code annually.

Asking Questions and Raising Concerns

Whenever possible, you should work with your manager to get answers to routine questions. If a manager’s answer does not resolve a question or if you have a question that you cannot comfortably address to your manager, you should go to the Human Resources Department or the Chief Legal Officer.

If you see something that is unethical or illegal or that is inconsistent with the values expressed in this Code, immediately report your concerns to your manager or the appropriate reporting channel.

You also have the option to ask questions or report issues by contacting:

•The Human Resources Department at hr@shbi.com

•The Chief Legal Officer at aaron.kaslow@shoreunitedbank.com

You may report your concerns confidentially and anonymously through a whistleblower report, which you can access through the home page of Shore Connect. However, we encourage you to provide contact information with your submission to facilitate follow-up, clarification and assistance with any investigation, if necessary.

Investigating Concerns

We investigate reported concerns promptly and thoroughly. Reports of suspected violations will be kept confidential to the extent possible and consistent with the conduct of an appropriate investigation.

Consequences of a Violation

Employees who violate this Code, or who fail to report violations of which they are aware or should be aware, will subject themselves to disciplinary action up to and including dismissal.

Protection from Retaliation

Shore United will not tolerate any retaliation for asking a question about this Code, making a good faith report of a suspected violation, or participating in the investigation of a suspected violation. Nor will Shore United tolerate retaliation for appropriate reports of any suspected legal or regulatory violation to any government authority or investigative agency.

Reporting in good faith does not mean that you have to be right when you raise a concern or that the investigation must reach the conclusion that misconduct has occurred. Reporting in good faith means you have to believe that the information you are providing is accurate.

Retaliation is any adverse employment action or other action that is likely to deter a reasonable person from raising a concern, submitting a complaint, participating in an investigation, or engaging in some other form of legally protected activity. Allegations of retaliation will be investigated. Any employee who has been found to have engaged in retaliation in violation of this Code will be subject to appropriate disciplinary action, up to and including termination of employment.

Waivers

You must request a waiver of a provision of this Code if there is a reasonable likelihood that your contemplated action will violate the Code.

In the case of executive officers or directors, any waiver must be approved by the Audit Committee of the Board of Directors. Shore United will disclose publicly any waivers granted to directors and executive officers to the extent required by law or the rules of the Nasdaq Stock Market.

The Chief Legal Officer has responsibility for interpretation of the provisions of this Code and their applicability. Any proposed waiver with respect to persons other than executive officers and directors must be approved by the Chief Legal Officer.

Acting in a Manner that is Honest
and Trustworthy

Quality of Public Disclosures

Shore United is committed to providing full, fair, accurate, timely and understandable disclosure in the filings it makes with any federal or state bank regulatory authority and the Securities and Exchange Commission and in its other public communications. You are expected to support this commitment by complying with our internal and financial control processes and using your best efforts to ensure that information you compile or maintain is accurate and complete.

Each of us is responsible for reporting any complaints or concerns relating to accounting, internal accounting controls, auditing matters or questionable financial practices. Consult our Whistleblower Policy on Shore Connect for additional information.

Accurate Recordkeeping and Reporting

As a publicly traded company, compliance with recordkeeping and reporting policies, procedures and controls is essential to meeting our legal and business requirements. All Shore United employees are responsible for maintaining accurate and complete accounting and financial records.

Most of us participate to some extent in recording, processing or analyzing financial or other information, or in the review and audit of these activities. These processes exist to assist in business decision-making and the evaluation of Shore United’s performance by Shore United’s Board, senior management and external auditors.

Never make, or ask others to make, a false or misleading entry or report. This applies whether the report is financial or non-financial or for internal or external use. Always record business transactions and payments accurately and in accordance with Shore United policies.

Document Retention

Retention of certain records is required to meet our obligations to regulatory agencies, law enforcement and the lawful functioning of Shore United. Please familiarize yourself with and follow Shore United’s record retention policies and procedures that apply to your business function.

Our Records Retention Policy is available on Shore Connect/Policies, Procedures & Forms/General.

Timekeeping

Shore United compensates non-exempt employees for all hours worked. “Off-the-clock” work – when a non-exempt employee works without recording the time worked – is strictly prohibited. Managers should always require employees to accurately record hours worked. All employees who are required to keep time and attendance records must do so accurately.

Protecting our Assets

Use of Shore United Assets

Shore United’s assets are to be used exclusively in the pursuit of Shore United’s business except for minimal personal use authorized by your manager in accordance with other Shore United policies. Shore United’s assets include equipment, facilities, supplies, services such as telephones and computer networks, and the time and efforts of its employees. You should not use Shore United assets for personal gain or convenience, or make Shore United assets available for the gain or convenience of anyone else, or for any purpose other than conducting Shore United’s business unless you have management authorization to do so.

Authority to Make Commitments

Only specific employees are authorized to make financial or other commitments on behalf of Shore United. Commitments might be such things as approving a loan or other extension of credit, ordering equipment or materials, authorizing business travel, approving payment of an invoice or expense report, authorizing budgets or budget overruns, signing leases or other contracts, selling assets, settling litigation or other claims, borrowing money, setting compensation or employee benefits, making charitable contributions and other transactions. These authorizations are governed by corporate policies. You may not make commitments on behalf of Shore United unless you have the authority to do so.

Use of Shore United Technology

Technology assets provided by Shore United, such as personal computers, tablets and telephones, are Shore United property and are provided for business use. Each of us has a responsibility to protect these assets and the data that is on them from misuse, improper access, damage and theft. The unauthorized transmission of company data, access to inappropriate internet sites, and the transmission of inappropriate e-mails are examples of misuse of technology.

You may use Shore United technology for personal use, but any such use must be limited, reasonable and consistent with law and Shore United policy. Even where use of Shore United technology for limited personal use is permitted, such use is not private. Users of Shore United technology shall have no expectation of privacy or confidentiality in the use of these assets. Anything sent or received using Shore United technology may be reviewed by Shore United at its discretion.

Handling Confidential Information

Many employees learn confidential information in the course of their jobs and use it to perform important functions. It is vitally important that all employees handle confidential information properly.

What is Confidential Information?

What follows is not a complete list of what is considered to be confidential information, but it illustrates what is typically confidential unless it has been disclosed by Shore United in a securities filing, press release, or other authorized formal or official public communication:

•Financial results, budgets or forecasts

•Business plans, operating plans, strategy statements, memos, operating manuals, organization charts and other internal communications

•Shore United investments, acquisitions or divestitures

•New products, processes or designs

•Whether a product or business is meeting financial or other expectations

•Business relationships or the terms of any business arrangement, including prices paid or received by Shore United

•Client data such as client names and addresses or any confidential personal or business information of the client

•Advertising and marketing plans, campaigns and related expenditures

•Wages and salaries, bonus or compensation plans, and personnel changes

•Personal information about any employee

In general, if information about Shore United has not been made public by Shore United, it should be treated as confidential.

Non-Disclosure and Non-Use

You may not disclose to unauthorized persons any confidential information that you obtain as a result of your position with Shore United. This restriction on disclosure includes not only financial analysts and the press, but also business associates, family members and personal friends. It is a serious mistake to disclose confidential information to anyone simply because you are confident that that person will neither try to benefit from it nor disclose it to others.

You may use confidential information only for legitimate Shore United business purposes. Do not use confidential information for your own personal advantage or profit, for the advantage or profit of another, or to compete with Shore United.

Your obligations not to disclose Shore United’s confidential information and not to use it for unauthorized purposes continue after your affiliation with Shore United ends.

Privacy of Client Information

Shore United is entrusted with important information about individuals and businesses. Our clients rely on us to maintain confidentiality and exercise prudence when dealing with their financial affairs. It is essential that you respect the confidential nature of this information. Do not attempt to access client information unless you have a legitimate business reason to do so.

Shore United is legally obliged to protect the privacy of a consumer’s personal financial information. Shore United’s privacy practices are set out in a privacy policy that is circulated to our clients and made available to the public. To protect client information, we have a responsibility to securely maintain all files and records. All employees are expected to adhere to Shore United’s privacy and information security policies.

Public Disclosures

You may be asked for information about Shore United by the media, trade groups, consultants and others collecting information for various purposes. You should not make public statements on behalf of Shore United or provide confidential information in response to external inquiries unless you have been authorized to do so. If you receive a request to make a statement on behalf of Shore United, please contact our Marketing Department at debra.rich@shoreunitedbank.com.

Proper Disclosures

Some employees must disclose confidential information as a part of their job responsibilities. This policy on confidential information is not intended to prohibit such authorized disclosures.

A few examples of situations in which confidential information might properly be disclosed are:

•Disclosure of operational data to vendors or consultants in connection with providing services to Shore United

•Participation in legitimate and authorized industry surveys

•Providing data to governmental agencies as part of required filings

•An authorized employee responding to media or financial analyst inquiries

You should be certain that you understand what you have been authorized to disclose, and to whom, prior to disclosing any confidential information.

Insider Trading

Shore United prohibits anyone who possesses material non-public information concerning Shore United from trading in Shore United’s securities. You must not communicate material non-public information to persons outside Shore United so that they may profit from transactions in Shore United’s securities. Material information is information that is likely to affect the market price of securities or that a reasonable investor would consider important in determining whether to buy, sell or hold a security. Information is non-public if it has not been disclosed in a manner designed to reach investors generally, such as in a publicly accessible conference call, a press release or in a filing with the Securities and Exchange Commission.

Certain employees are designated as “restricted persons” and are subject to trading black-out periods and pre-clearance procedures. You will be notified by the Legal Department if you are designated as a restricted person and will be provided with additional information on the particular restrictions to which you will be subject.

Consult our Insider Trading Policy on Shore Connect for additional information on this subject. You should call the Chief Legal Officer with any questions about buying or selling Shore United stock.

Acting in the Best Interests of Shore United and our Clients

Conflicts of Interest

Each of us must carry out our professional responsibilities with integrity and with a sense of loyalty to Shore United. We are expected to make sound business decisions in the best interests of Shore United, without regard to our personal interests. A conflict of interest can arise when our judgment may be, or may appear to be, influenced because our personal or outside interests conflict with Shore United’s interests. Each of us is accountable for looking out for situations that may create conflicts of interest, avoiding them and reporting any situation that you think creates, or could appear to create, a conflict of interest. Conflict of interest situations that cannot be avoided must be disclosed and approved by the Chief Legal Officer or, in the case of executive officers or directors, by the Audit Committee of the Board of Directors.

Because it is impossible to describe every potential conflict, Shore United relies on each of us to adhere to the following principles:

•Never allow your judgment or actions to be compromised by personal interests.

•Always seek to make business decisions in the best interest of Shore United

•Bring conflicts or situations reasonably likely to lead to conflicts to the attention of your manager or the Chief Legal Officer

•Be mindful of how personal activities potentially can lead to conflicts

•Proactively address situations that may put your interests or those of a family member in conflict with Shore United

•When in doubt, disclose to your manager or the Chief Legal Officer

Personal Banking Transactions

Many employees have accounts with Shore United and will need to conduct personal business from time to time. You may not monitor, originate or process transactions affecting your personal interest in a manner not generally available to clients. Personal interest transactions include those affecting your own accounts as well as those of your family members, business associates or close friends. You must transact all personal business through normal client-facing channels.

Self-Dealing

You may not participate in business activities that compete with Shore United. If you discover a business opportunity through your position at Shore United, that opportunity belongs to Shore United and you may not personally participate in the opportunity.

Outside Employment

We understand that some employees may seek additional income from employment outside of Shore United. However, your outside interests must not compromise, or appear to compromise, your duties to Shore United. It is almost always a conflict of interest for you to work for a competitor, client or vendor of Shore United.

You must keep all outside business activities completely separate from your activities with Shore United. You may not use Shore United assets, facilities, materials or services of other employees for outside activities unless specifically authorized by Shore United, such as for volunteer work.

All employees must obtain written approval before engaging in any outside employment, including self-employment. All requests will be evaluated to ensure no conflict of interest exists. Consult the Outside Employment Policy in our Handbook for Shore United Bank employees for additional information. Any time your outside employment changes, you should submit an updated Outside Employment Form on Shore Connect for Human Resources to review.

Outside Director, Officer and Trustee Positions

Engagement in our communities is a core value of Shore United. We encourage and celebrate service to our communities.

Serving as an officer, board member or trustee of a local cultural, educational, social service or other non-for-profit organization does not generally require approval. However, we encourage you to discuss these roles with your manager. If you believe that a conflict may exist between serving with such organization and your role at Shore United, you should contact the Chief Legal Officer.

Serving as an officer or board member of a for-profit company or a governmental entity requires the approval of the Chief Legal Officer.

When a transaction involving Shore United is discussed by an outside organization where you serve as an officer or director, you should disclose your relationship with Shore United and not participate in any discussion of or decision about the transaction.

Transactions with Shore United

A conflict of interest may exist when Shore United does business with an organization in which you or a family member has an ownership or employment interest. You may not conduct business on behalf of Shore United with family members or any organization in which you or a family member owns a significant financial interest or serves in an executive role.

If a family member has a business that could provide services to Shore United, you may introduce the business to others at Shore United. You should also disclose your relationship. You may not do anything to influence our decision about engaging your family member’s business to provide services or be involved in our dealings with the business.

Transactions with Clients

All employees are encouraged to patronize our client’s businesses. However, you may not use your relationship with Shore United to receive special terms, price concessions or other special benefits.

You may not borrow money from a client, unless the client is a family member or other relative or the client is a recognized lending institution and then only on the same terms as generally available to the public.

You may not lend personal funds to a client or co-sign, guarantee or otherwise assume responsibility for the borrowings of a client, unless the client is a family member or other relative.

Inheritances and Fiduciary Appointments

Unless a client is a family member or personal friend whose relationship with you was established separate and apart from your employment with Shore United, you must try to discourage a Shore United client from leaving you an inheritance or appointing you as a fiduciary, if you have knowledge of the inheritance or appointment. You must promptly report this potential inheritance or appointment to the Chief Legal Officer upon learning of it.

Neither you, nor any of your immediate family members, may receive an inheritance from a client or accept a fiduciary appointment from or serve in a fiduciary capacity on behalf of a client without the approval of the Chief Legal Officer unless the client is a family member or your relationship with the client was established separate and apart from your employment with Shore United.

You must always seek approval from the Chief Legal Officer before serving in any fiduciary capacity on an account for compensation where Shore United also is acting in any fiduciary capacity on the same account.

Acting in our Client’s Best Interest

In furtherance of our promise to bring value to every interaction, we never deceive a client or steer a client toward an unnecessary product or service. We do not engage in unfair, deceptive, or abusive acts and practices, including improper sales practices.

If you believe you are incented or encouraged to do anything without client consent or that is adverse to a client’s financial interest or well-being, you have a responsibility to speak up.

Gifts and Entertainment

We should never allow gifts from third parties to impair our ability to make objective business decisions or create the appearance that our objectivity has been compromised. Even the appearance that a gift might influence our objective business judgment can harm our reputation. You must never solicit gifts or entertainment for yourself or others from anyone with whom Shore United does or is seeking to do business. These are bribes or kickbacks, which are illegal. Nor may you accept gifts or entertainment that could compromise, or appear to compromise, your work on behalf of Shore United.

You may not accept gifts of cash or cash equivalents from any outside party (such as a client, consultant or vendor) as a result of your association with Shore United. Other unsolicited and infrequent gifts and business courtesies, including meals and entertainment, may be permissible if you follow the guidelines described below.

Any gifts or offers of hospitality or entertainment of more than reasonable value or that do not comply with the guidelines below should be respectfully declined and should be brought to the attention of your manager.

Accepting Gifts

You may accept a small gift or offer of hospitality or entertainment if it meets all of the following guidelines:

·    It is unsolicited

·    It is not in exchange for or a reward for business or confidential information

·    It is not cash or a cash equivalent (such as a gift card or check)

·    The value of gifts received from this giver within the past 12 months is worth $250 or less

·    If it is an event, the giver is present and the purpose of your attendance is to hold bona fide business discussions or to foster better business relationships

Examples of permissible gifts include:

·    Promotional material of reasonable value, such as pens, note pad, key chains, calendars, mugs and similar items

·    Gifts of reasonable value related to commonly recognized events or occasions, such as a promotion, new job, wedding, retirement, birthday or holiday

Giving Gifts

The guidelines regarding accepting gifts also generally apply to giving gifts. You may not offer anything of value that could create the appearance that Shore United is engaging in improper or illegal dealings or that Shore United is intending to influence anyone else’s decisions.

Very strict laws and regulations apply to giving gifts or anything of value to public officials and government entities. No gifts or business entertainment of any kind may be given to any government employee without the prior approval of the Chief Legal Officer.

Gifts between employees should be reasonable and must not otherwise adversely impact working or managerial relationships. Gift cards are acceptable as long as they meet the other gift guidelines in this Code. The $250 value limit does not apply to gifts between employees.

Compliance with Laws and Regulations

Our Regulatory Environment

We operate in a highly regulated environment. It is important that you seek to comply with – and never intentionally violate – the laws and regulations applicable to our businesses. If you become aware of any significant legal or regulatory concerns, inform your manager or the Legal Department.

Violating applicable laws and regulations exposes Shore United to risk and may result in legal proceedings and penalties including, in some circumstances, civil and criminal penalties that could affect you personally.

Suspicious Activity

Shore United has an obligation to help prevent money laundering and related criminal activity.

Always know the parties with whom you are conducting business and be sure to perform all required due diligence. Be alert for transactions that are inconsistent with usual business practices or that do not match the client’s normal pattern of activity. Never cooperate with efforts to evade reporting or other legal requirements. Know the procedures in your department for reporting suspicious activity.

Examinations, Government Investigations And Litigation

Regulatory Examinations

Shore United and its subsidiaries are subject to examination by federal banking regulators. It is Shore United policy to cooperate fully with Shore United’s regulators.

Government Investigations

It is Shore United policy to cooperate with reasonable and valid requests by federal, state or local government investigators. At the same time, Shore United is entitled to all the safeguards provided in the law for persons under investigation, including representation by counsel.

Accordingly, if a government investigator requests an interview with you, seeks information or access to files, or poses written questions, he/she should be told that you must first consult with Shore United’s legal counsel. You should immediately contact the Chief Legal Officer, who will then provide advice as to further action.

Penalties

You should be aware that criminal sanctions could be imposed upon any person who submits false or misleading information to the government in connection with any regulatory examination or government investigation. Full cooperation and proper legal supervision of any response in connection with a regulatory examination or government investigation is essential.

Litigation

In the event any litigation is begun or threatened against Shore United, notify the Chief Legal Officer immediately, even if the action or threats appear to be without merit or insignificant.

Preservation of Records

All records relating to the business of Shore United must be retained as required by Shore United’s record retention guidelines. Notwithstanding such guidelines, under no circumstances may any records known to be the subject of or germane to any anticipated, threatened or pending lawsuit, governmental or regulatory investigation, or bankruptcy proceeding be removed, concealed or destroyed.

Marketing Practices

Shore United’s products and services must be sold fairly and honestly. You should not attempt to take advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair practice. Many of the products and services provided by Shore United are subject to laws and regulations that specify the information that must be provided to Shore United’s clients. It is the policy of Shore United to comply fully with these disclosure requirements.

Competing Fairly

Agreements that reduce business competition are a core concern of the antitrust laws. Violations may result in severe civil and criminal penalties to Shore United and to individuals. We always compete honestly and fairly. Never talk with competitors about fixing prices or other practices that may limit or affect competition. Never propose to, or agree with, competitors not to hire a competitor’s employees or to fix compensation at agreed amounts.

Political Contributions

All employees are encouraged to participate in the political process. However, U.S. law and certain states prohibit Shore United from making direct contributions to candidates for elective office. No funds or assets of Shore United, including the work time of any employee, may be contributed, loaned or made available to any political party or to the campaign of any candidate for a local, state or federal office. Therefore, you must be careful to use your own time and resources, and never those of Shore United, for political contributions or activities. Under no circumstances will Shore United reimburse or compensate you for your political contributions. You should never coerce or pressure other employees, clients, vendors or associates to make political contributions.

Shore United permits and encourages voluntary employee participation in political action campaigns sponsored by recognized banking associations. Participation in these programs is entirely voluntary and may include payroll deductions authorized by the employee. Such contributions are made by employees in their individual capacity, not by Shore United, and are administered in compliance with applicable federal and state laws.